                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*

                 Expeditors International of Washington, Inc.
                               (Name of Issuer)

                         Common Stock, $.01 Par Value
                        (Title of Class of Securities)

                                   30213010
                                (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  6  Pages

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  CUSIP NO. 30213010                    13G                PAGE 2 OF 6 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:   36-3820584

        Wanger Asset Management, L.P.


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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            1,025,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            1,025,000

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,025,000

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         4.18%

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      TYPE OF REPORTING PERSON*
12
        IA

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                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 30213010                    13G                PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

        Wanger Asset Management, Ltd.


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            1,025,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            1,025,000

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        1,025,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         4.18%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Page 4 of  6  Pages


Item 1(a)   Name of Issuer:  Expeditors International of Washington, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
               19119 16th Avenue South
               P. O. Box 69620
               Seattle, Washington 98188

Item 2(a)   Name of Person Filing:
                Wanger Asset Management, L.P. ("WAM");
                Wanger Asset Management, Ltd., the sole general partner of WAM ("WAM LTD.")

Item 2(b)   Address of Principal Business Office:
               WAM and WAM LTD. are located at:
               227 West Monroe Street, Suite 3000
               Chicago, Illinois 60606

Item 2(c)   Citizenship:
               WAM is a Delaware limited partnership.
               WAM LTD. is a Delaware corporation.

Item 2(d)   Title of Class of Securities:
               Common Stock, $.01 Par Value

Item 2(e)   CUSIP Number:  30213010

Item 3      Type of Person:
               (e) WAM is an Investment Adviser registered under section 203 the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser

Item 4      Ownership (at December 31, 1997):

               (a)  Amount owned "beneficially" within the
                    meaning of rule 13d-3:
                    1,025,000 shares

               (b) Percent of class: 4.18% (based on 24,545,380 shares outstanding at 11/7/97)

               (c)  Number of shares as to which such person has:
                    (i)    sole power to vote or to direct the vote:
                           none
                    (ii)   shared power to vote or to direct the vote:
                           1,025,000

                    (iii)  sole power to dispose or to direct the
                           disposition of:  none
                    (iv)   shared power to dispose or to direct
                           disposition of:  1,025,000

Page 5 of  6  Pages


Item 5      Ownership of Five Percent or Less of a Class:
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6      Ownership of More Than Five Percent on behalf of Another Person:
               The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
               Not applicable

Item 8      Identification and Classification of Members of the Group:
               Not applicable

Item 9      Notice of Dissolution of Group:
               Not applicable

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 6 of  6  Pages


                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 6, 1998

              The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the shares reported herein.

                                        WANGER ASSET MANAGEMENT, LTD., for
                                          itself and as general partner for
                                          WANGER ASSET MANAGEMENT, L.P.

                                        By: /s/ Bruce H. Lauer
                                           ------------------------------------
                                                Bruce H. Lauer
                                                Vice President